EXHIBIT 5.1

150 Third Avenue South, Suite 2800 Nashville, TN 37201 (615) 742-6200

September 12, 2024

Genesco Inc.

535 Marriott Drive

Nashville, Tennessee 37214

Re: Registration Statement on Form S-8 of Genesco Inc.

Ladies and Gentlemen:

We have acted as counsel to Genesco Inc., a Tennessee corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) related to the offering of up to 560,000 shares of the Company’s common stock, par value $1.00 per share (the “Plan Shares”), pursuant to the Genesco Inc. Second Amended and Restated 2020 Equity Incentive Plan, as approved by the board of directors of the Company on May 2, 2024 and the Company’s shareholders at the Company’s annual meeting held on June 27, 2024 (the “Second Amended and Restated Plan”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and, except to the extent we express an opinion as to due authorization in the next paragraph of this letter, the due authorization, execution and delivery of all documents by the parties thereto. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then-unissued shares of Common Stock under the Second Amended and Restated Plan.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Plan Shares issuable in connection with the Second Amended and Restated Plan have been duly authorized and, when issued in accordance with the terms of the Second Amended and Restated Plan, will be legally issued, fully paid and non-assessable.

The opinions expressed above are limited to the laws of the State of Tennessee (which includes applicable provisions of the Tennessee Constitution and reported judicial decisions interpreting the Tennessee Business Corporation Act and the Tennessee Constitution).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Very truly yours,

/s/ Bass, Berry & Sims PLC